Exhibit 10.1

October 4, 2024

Brian Posner

Re:  Consulting Engagement

Dear Brian:

On behalf of electroCore, Inc., a Delaware company (the "Company"), I am pleased to offer you a position as a consultant to the Company.  This letter, when signed by you, will constitute our agreement (the "Agreement") concerning your role as a consultant to the Company.

1.           Duties; Term; Termination.  During the term of this Agreement, you hereby agree to serve as a non-exclusive independent contractor to the Company by providing financial and account consulting services (the “Services”) to the Company. The Services will be furnished only with respect to such matters and within such timeframes as are specified by the Company.  It is expected that you will be available, either in person or by phone, within a reasonable timeframe with representatives of the Company to provide updates on your consulting services and to discuss other Company business.

The term of this Agreement shall expire on the twelve (12) month anniversary of the Effective Date (the “Initial Term”). The initial term of the Agreement shall be renewed for successive ninety (90) day periods (each a “Renewal Term” and together with the Initial Term, the “Term”) as necessary and upon mutual agreement and updated fees. Either party may terminate this Agreement at any time by providing the other with written notice of such termination.

You shall always comply with any Requirements of Law applicable to the promotion, marketing and/or sale of the Company’s products within the United States of America and any other applicable country.  In addition, you shall not perform your obligations hereunder in a manner that would cause the Company to not be in compliance with any Requirements of Law of the United States of America (including but not limited to the U.S. Export Administration regulations, laws, any laws related to money-laundering, currency reporting and recordkeeping requirements, and the Foreign Corrupt Practices Act) or any other applicable country. "Requirements of Law” shall mean the organizational documents of any entity, any law, treaty, rule or regulation, order, decree, permit, license or other restriction or requirement of any governmental authority.

2.           Compensation.  As full compensation for your services to the Company hereunder and in consideration for the assignment of the Intellectual Property (as provided below, if applicable), you shall be paid an hourly consulting fee of two hundred and fifty dollars ($250) per hour (the “Fee”), not to exceed 20 hours per month without prior authorization. The fee will be payable within 30 days of receipt of the invoice detailing the hours of Services performed for the prior month. Invoices for Services are to be submitted to accountspayable@electrocore.com.

In addition to the foregoing compensation, the Company shall reimburse you for any reasonable out-of-pocket expenses, including reasonable travel expenses, incurred by you in connection with the performance of the Services in accordance with the Company’s expense reimbursement policy as in effect; provided, however, any individual expense item in excess of $500 shall require the Company’s prior written approval.

3.           Independent Contractor.  It is understood that your services are being furnished to the Company as an independent contractor and not as an employee.  Except as otherwise provided in this Agreement, you shall have sole discretion and responsibility for the selection of procedures, processes, materials, working hours, and other incidents of performance of Services under this Agreement, subject to oversight from the Company’s Chief Executive Officer or other authorized officer (the “Manager”).  During the term of this Agreement, you will not be entitled to participate in any employee benefit plans currently or hereafter maintained by the Company.

4.           Taxes.  The parties acknowledge and agree that you will be solely and completely responsible for any and all taxes due and owing to any governmental entity or agency (federal, state and/or local) on any monies or compensation received by you from the Company under this Agreement. You will pay all taxes arising from his receipt of compensation under this Agreement, including, but not limited to, any self-employment or payroll taxes. You agree that the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

5.           Confidential Information.  During the term of this Agreement and for a period of three (3) years after the termination or expiration of this Agreement, you shall not use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, corporation or other entity, other than the Company, any information (including all derivatives, enhancements and improvements thereto developed by you) regarding procedures, techniques, computer programs, research or development projects or results, trade secrets or inventions used or developed by the Company, or any other confidential information relating to or dealing with the business operations or activities of the Company, made known to you or learned or acquired by you from or through the Company or in connection with your Services to the Company.  Regardless of the period of time you serve as a consultant to the Company, you agree to be bound by this obligation until such time as, and to the extent that, such information is published by the Company or is in or becomes part of the public domain (other than by reason of your fault or breach of this Agreement).

6.           IP Assignment.  You hereby transfer, convey and assign all of your right, title, and interest in and to all Inventions, whether or not such Inventions are reduced to practice, and to all know-how and trade secrets relating thereto, and in and to any and all continuations, continuations-in-part, divisions, reissues, reexaminations and extensions thereof, and to all international priority rights and all foreign rights relating to each of the foregoing throughout the world, along with any and all rights of enforcement with respect thereto, including all rights to sue, settle and recover for the past, present and future infringement thereof, and any and all causes of action related thereto.  The term “Inventions” shall mean all intellectual property, including, but not limited to, any and all inventions, copyrights, copyright applications or registrations, original works of authorship, developments, improvements, patents, patent applications, trademarks, trademark applications, trade names or trade secrets, whether owned or created solely by you or jointly with another hereafter developed until such time as you cease to be a consultant to the Company, in the case of all of the foregoing only to the extent related to the design, development, manufacture or sale of the Company’s products or services.  You agree to execute all patent applications, assignments and other documents, and to take all other steps, necessary to vest in the Company the right, title and interest in and to the Inventions and in and to any and all patents obtainable therefor and/or related thereto in the United States and in foreign countries, and to take all actions as reasonably requested by the Company, at the Company’s expense, to secure and maintain all rights of the Company in and to the Intellectual Property.

7.           Restrictive Covenant.  During your service as a consultant to the Company, you shall not (nor shall you assist, cooperate with, invest in or with, or permit any of your affiliates or relatives to) directly or indirectly, develop, own, manage, operate, control, invent or in any manner participate in the development, ownership, management, operation, control or invention of, or serve as a partner, employee, principal, agent, consultant or in any other capacity or otherwise contract with, or have any financial interest in, or aid or assist any other person or entity that develops, manufactures or sells products that compete with, or otherwise is in competition with, the Company’s products or services.

If a court of competent jurisdiction should declare this Section, or any provision hereof, unenforceable because of any unreasonable restriction of duration and/or activity, then you hereby acknowledge and agree that such court shall have the express authority to reform this Agreement to provide for reasonable restrictions and/or grant the Company such other relief, at law or in equity, reasonably necessary to protect the interests of the Company.  You specifically acknowledge that a breach of this Section would cause the Company to suffer immediate and irreparable harm, which could not be remedied by the payment of money.  In the event of a breach or threatened breach by you of any of the provisions of this Section, the Company shall be entitled to seek injunctive relief to prevent or end such breach, without the requirement to post bond, and shall be entitled to recover reasonable attorneys’ fees and expenses.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages.

8.           Prior Employment.  You and the Company acknowledge that you were previously employed by the Company and your last day of employment with the Company will be October 4, 2024. For so long as you continue to provide the services in accordance with the terms of this Agreement, you will continue to vest in any outstanding stock option, restricted stock, or restricted stock unit awards granted to you while you were employed by the Company, and your outstanding vested stock options will remain exercisable in accordance with their terms. For the avoidance of doubt, your change in status from a Company employee to an independent consultant of the Company does not constitute a Termination of Affiliation as that term is used in the Company’s equity incentive plan, and your Equity Awards shall continue to vest during the term of this Agreement and any extension thereof.  The Equity Awards shall remain subject to the terms of the Company’s equity incentive plan.

9.           Representations and Warranties.  You represent that your execution of this Agreement and your performance of the Services hereunder do not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment, consulting or other relationship to which you are a party or by which you are bound, and that during the term of this Agreement or any extensions thereof, you will not enter into any agreement, either written or oral, in conflict herewith.

10.         Use of Name.  The Company shall not be entitled to use your name in its advertising, promotional and/or sales literature, or in any other form of publicity, without your prior approval.

11.         Indemnification and Insurance.  You shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from: (i) bodily injury, death of any person or damage to real or tangible, personal property resulting from your acts or omissions; or (ii) your breach of any representation, warranty, or obligation under this Agreement. The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you. During the term of this Agreement, you shall maintain in force legally required insurance, including but not limited to, where applicable, workers' compensation, commercial general liability, errors and omissions, malpractice, and other forms of insurance, with policy limits sufficient to protect and indemnify the Company and its affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, members, controlling persons, and successors and assigns, from any losses resulting from your acts or omissions or the acts or omissions of any of your agents, contractors, servants, or employees. You agree to provide copies of such insurance policies upon the Company’s request.

12.         Miscellaneous.  This Agreement, together with the documents referred to herein, contains the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a written instrument signed by you and an officer of the Company.  Because of the personal nature of the services to be rendered by you under this Agreement, you may not assign this Agreement without the prior written consent of the Company.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

              13.         Governing Law; Jurisdiction.  This Agreement shall be governed in accordance with the law of the State of New Jersey.  The parties hereto consent to the jurisdiction of the courts of the State of New Jersey for all disputes arising pursuant to this Agreement.

 If you are in agreement with the foregoing terms, please indicate such agreement by signing the enclosed duplicate original of this letter in the space provided and returning it to the Company.

Very truly yours,
electroCore, Inc.

By:
Name:	Dan Goldberger
Title:	CEO

ACCEPTED AND AGREED TO:

__________________________________

Consultant